Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA  95032

Real Goods Solar becomes Authorized Westinghouse Solar Dealer to Serve California and Colorado Markets

Westinghouse Solar to Transition Installation Pipeline to Real Goods Solar

LOS GATOS, CA September 14, 2010 – Akeena Solar, Inc. d/b/a Westinghouse Solar, (NASDAQ: WEST) and Real Goods Solar (NASDAQ:RSOL), today announced a strategic partnership whereby Real Goods Solar will become an authorized dealer for Westinghouse Solar Power Systems for sale to customers in Real Goods’ California and Colorado installation offices.  Westinghouse Solar will transition the majority of its existing pipeline of projects from its former installation business to Real Goods Solar for installation of award winning Westinghouse Solar Power Systems.  Going forward, Westinghouse Solar will be providing Real Goods Solar with leads to help expand this distribution relationship.

Barry Cinnamon, CEO of Westinghouse Solar commented "We're delighted to welcome Real Goods Solar, one of the country's leading installation companies, into our dealer network.  Their longstanding reputation for quality installation work and service is consistent with our heritage.  Existing and future Westinghouse customers can expect a smooth transition on their projects, without any complications or interruptions.”

John Schaeffer, President of Real Goods Solar commented "We're very pleased to be working directly with Westinghouse Solar, whom we have admired for years as an industry leader.  Westinghouse Solar Power Systems, with integrated racking, wiring and grounding, have been on the market for almost three years, and we are proud to be able to offer these more reliable, more powerful and safer panels to our customer base.”

Forward-looking Statements

This press release includes statements that are not historical in nature, including statements related to revenue, profitability, cash flow, cash operating expenses, restructuring charges and product offerings in future periods, which constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, our additional capital financing requirements, our development of new products and the effectiveness, profitability, and marketability of such products, our ability to assert and protect our intellectual property rights, the impact of current, pending, or future legislation and regulation on our industry, the impact of competitive products or pricing, technological changes, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and we assume no obligation to update any such forward-looking statements.

About Akeena Solar, Inc. d/b/a Westinghouse Solar (Nasdaq:WEST)

Westinghouse Solar is a manufacturer and distributor of solar power systems. Award winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

Company Contact:
Barry Cinnamon, CEO
Westinghouse Solar
(408) 402-9400
bcinnamon@westinghousesolar.com

Investor Relations Contact:
Stephanie Prince/ Jody Burfening
Lippert/Heilshorn & Associates
(212) 838-3777
sprince@lhai.com